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Exhibit 10.19

Form of Share Tender and Repurchase Agreement

        This Share Tender and Repurchase Agreement ("Agreement") is being executed by and between Basic Energy Services, Inc., a Delaware corporation (the "Company"), and the undersigned holder (the "Holder"). The Holder hereby agrees to tender, and hereby irrevocably tenders, to the Company:

        (A)                        shares of common stock of the Company (the "Common Stock") (including shares of Common Stock issued as a stock dividend paid on September 26, 2005, the "2005 Tendered Shares") to cover the estimated tax obligations (the "2005 Tax Obligations") set forth in Schedule I of the "Stock-Related Tax Payment Plan" letter dated October 21, 2005 from the Company to the Holder. The number of 2005 Tendered Shares shall not exceed 39.2% of the vested shares (rounding up to the nearest whole share) owned by the Holder and issued to the Holder as compensation for employment, and with respect to the 2005 Tax Obligations includes shares issued upon the exercise of warrants; and

        (B)                        shares of Common Stock (together with any shares of Common Stock issued as a stock dividend or in connection with a stock split thereon, the "2006 Tendered Shares") to be held by the Company for tender to cover estimated tax obligations (the "2006 Tax Obligations") for restricted shares owned by the Holder vesting as of February 24, 2006 (the "2006 Vesting Date"). The number of 2006 Tendered Shares shall not exceed 36.45% of the currently restricted shares (rounding up to the nearest whole share) owned by the Holder and vesting as of the 2006 Vesting Date.

        2005 Tendered Shares and 2005 Tax Obligations.    The Company and the Holder agree that the price to be tendered or paid per share of the 2005 Tendered Shares shall be a price equal to the initial price to public, less underwriting discounts and commissions, received by the Company in connection with its public offering of shares of Common Stock (the "IPO") pursuant to the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (File No. 333-127517). The Company shall pay the amount of the withholding tax liability on the 2005 Tax Obligations satisfied by the tender of the 2005 Tendered Shares to the Internal Revenue Service. The Company shall pay the remaining amounts paid for the 2005 Tendered Shares to the Holder by check or wire transfer. The Holder acknowledges that the Holder is required to pay any remaining tax liability of the Holder in cash.

        2006 Tendered Shares and 2006 Tax Obligations.    The Company and the Holder agree that the price to be tendered or paid per share of the 2006 Tendered Shares shall be the price equal to the closing price per share of Common Stock the 2006 Vesting Date. The Company shall pay the amount of the withholding tax liability for any 2006 Tax Obligations satisfied by the tender of the 2006 Tendered Shares to the Internal Revenue Service. The Company shall pay the remaining amounts paid for the 2006 Tendered Shares to the Holder by check or wire transfer. The Holder acknowledges that the Holder is required to pay any remaining tax liability of the Holder in cash.

        Investment Decision.    The Holder agrees that Holder has made his own investment decision and has not relied on the Company or any of its officers, directors, employees or other representatives for investment advice in connection with the tender and sale of the shares of Common Stock. The Holder agrees that he in knowledgeable regarding the business and affairs of the Company, and has had the opportunity to ask questions and to obtain information from the Company regarding his decision to tender and sell the shares of Common Stock.

        No Liens.    The Holder hereby represents, warrants and covenants to the Company that the Holder has, and until the 2006 Vesting Date will have, good and valid title to the 2005 Tendered Shares and 2006 Tendered Shares, free and clear of any liens, pledges, other claims or encumbrances other than (i) encumbrances under the Company's Second Amended and Restated Stockholders' Agreement dated as of April 2, 2004 and (ii) encumbrances set forth in the applicable restricted stock grant agreement with the Company; and upon delivery of such shares and payment of consideration pursuant to this Agreement, good and valid title to such shares, free and clear of all liens, pledges, other claims or encumbrances will pass to the Company.

        Certificates for Shares.    The Holder hereby directs the Company, and the Company hereby agrees, to return to the Holder a stock certificate representing the difference, if any, in (i) the number of shares represented by the stock certificate(s) delivered to the Company by the Holder (together with any stock certificates issued on such shares as part of a stock split or stock dividend) and (ii) the number of 2005 Tendered Shares and 2006 Tendered Shares in this Share Tender Agreement. The Company shall retain and hold as security for the performance of this Agreement a certificate representing the number of 2006 Tendered Shares.

        Additional Agreements.    The Holder agrees to execute any other instruments or documents as reasonably needed by the Company to effect the transfer and assignment of the shares of Common Stock tendered in accordance with this Agreement.

        Termination.    This Agreement shall terminate and be of no further effect in the event that the closing of the IPO does not occur prior to December 31, 2005. In such event, the Company shall return the certificates for the shares tendered by the Holder.

        Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to choice of law rules.

        Waiver of Jury Trial.    Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement. Each party hereto acknowledges to the other that it has been induced to enter into this Agreement by, among other things, this mutual waiver.

        IN WITNESS WHEREOF, the Holder has executed this Agreement as of this          day of                                    , 2005.

Printed Name:
Accepted and Agreed as of , 2005:
Basic Energy Services, Inc.
By:
Name:
Title:

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  Exhibit 10.19
Form of Share Tender and Repurchase Agreement